Exhibit 10.31
Eighth Supplement to October 3, 1999 Lease for Office Space at Jerusalem Technology Park, Jerusalem, Israel, entered into on July 25, 2010

Summary of Key Terms:

1.	Landlord: Jerusalem Technology Park Ltd.

2.	Tenant: GuruNet Israel Ltd.

3.	Space Description: Entire 7th floor of the tower (building 2) in the Jerusalem Technology Park (Total of 1,055 square meters)

4.	Term: August 1, 2010 through July 31, 2013; with an option to extend for an additional 3 year period

5.	Rent: Rent: monthly rental rate of approximately $28,000 based on the Dollar-NIS exchange rate on December 31, 2010

6.	Right to Sublease: available to Tenant, under certain circumstances.